The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the shares and are not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166016
Subject to Completion, dated May 23, 2011

CVR Energy, Inc.

7,988,179 Shares
Common Stock

The selling stockholder named in this prospectus supplement is offering 7,988,179 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “CVI.” As of May 20, 2011, the closing price of our common stock was $20.12 per share.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in and incorporated by reference in this prospectus supplement, including the risk factors described under the caption “Risk Factors” in this prospectus supplement and in the periodic reports we file with the Securities and Exchange Commission (the “SEC”), as well as the risk factors and other information in the accompanying prospectus and any documents we incorporate by reference herein, before deciding to invest in our common stock. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the common stock from the selling stockholder at a price of $ per share which will result in $ of proceeds to the selling stockholder.

The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The underwriter expects to deliver the shares against payment in New York, New York on , 2011.

Goldman, Sachs & Co.

Prospectus Supplement dated May   , 2011
(To Prospectus dated July 1, 2010)

This document is in two parts. The first part is this prospectus supplement, which adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

At varying places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the Table of Contents on the back cover page of this prospectus supplement. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only where those offers and sales are permitted.

In this prospectus supplement, all references to the “Company,” “CVR Energy,” “we,” “us” and “our” refer to CVR Energy, Inc., a Delaware corporation, and its consolidated subsidiaries, and all references to the “nitrogen fertilizer business” and the “Partnership” refer to CVR Partners, LP, a Delaware limited partnership that owns and operates a nitrogen fertilizer facility, unless the context otherwise requires or where otherwise indicated. The Company currently owns the Partnership’s general partner and approximately 70% of the Partnership’s common units.

i

CVR ENERGY, INC.

We are an independent refiner and marketer of high value transportation fuels and, through CVR Partners, LP (the “Partnership”), a limited partnership in which we own the general partner and approximately 70% of the outstanding common units, a producer of nitrogen fertilizers in the form of ammonia and urea ammonia nitrate, or UAN. We are one of only eight petroleum refiners and marketers located within the mid-continent region (Kansas, Oklahoma, Missouri, Nebraska and Iowa). The nitrogen fertilizer business operates the only nitrogen fertilizer production facility in North America that uses a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer.

Our petroleum business includes a 115,000 barrel per day, or bpd, complex full coking medium-sour crude refinery in Coffeyville, Kansas. In addition, our supporting businesses include (1) a crude oil gathering system with a capacity of approximately 35,000 bpd serving Kansas, Oklahoma, western Missouri, and southwestern Nebraska which is supported by approximately 300 miles of company owned and leased pipeline, (2) a 145,000 bpd pipeline system that transports crude oil to our refinery with 1.2 million barrels of associated company-owned storage tanks and an additional 2.7 million barrels of leased storage capacity located at Cushing, Oklahoma and (3) a rack marketing division supplying product through tanker trucks for distribution directly to customers located in close geographic proximity to Coffeyville, Kansas and to customers at throughput terminals on refined products distribution systems run by Magellan Midstream Partners, L.P. and NuStar Energy, LP. Our refinery is situated approximately 100 miles from Cushing, Oklahoma, one of the largest crude oil trading and storage hubs in the United States, served by numerous pipelines from locations including the U.S. Gulf Coast and Canada, providing us with access to virtually any crude oil variety in the world capable of being transported by pipeline.

The nitrogen fertilizer business consists of a nitrogen fertilizer facility in Coffeyville, Kansas that is the only operation in North America that uses a pet coke gasification process to produce nitrogen fertilizer. The nitrogen fertilizer manufacturing facility includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day UAN unit and a gasifier complex having a capacity of approximately 84 million standard cubic feet per day. The nitrogen fertilizer business’ gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving its reliability. A majority of the ammonia produced by the nitrogen fertilizer plant is further upgraded to UAN fertilizer, an aqueous solution of urea and ammonium nitrate used as a fertilizer which has historically commanded a price premium over ammonia. During the last five years, over 70% of the pet coke utilized by the fertilizer plant was produced and supplied by our crude oil refinery.

We are constantly considering strategic alternatives on an ongoing basis, including potential acquisitions, divestitures and financing alternatives. We are often engaged in discussions regarding one or more of such transactions which could take place following consummation of this offering, some of which may be material. Any acquisition could involve the issuance of additional equity securities or the incurrence of additional indebtedness. We have no agreements or understandings with respect to any such transactions at the present time.

Recent Developments

Initial Public Offering of CVR Partners, LP

On April 13, 2011, the Partnership completed its initial public offering of 22,080,000 common units representing limited partner interests at a public offering price of $16.00 per common unit. The gross proceeds to the Partnership were $353.3 million, of which $135.4 million was distributed to us. The common units sold to the public in the initial public offering represent approximately 30.2% of the Partnership common units outstanding as of the closing of the initial public offering. Our wholly-owned subsidiary, Coffeyville Resources, LLC, owns the remaining 69.8% of the Partnership’s common units.

Tender Offer

On April 14, 2011, our subsidiaries Coffeyville Resources, LLC and Coffeyville Finance, Inc. commenced an offer to purchase for cash up to $100 million aggregate principal amount of their 9% First Lien Senior Secured Notes due 2015 and 10 7/8% Second Lien Senior Secured Notes due 2017 (collectively, the “Notes”) at a cash purchase price of 103% of the principal amount of the Notes, plus accrued and unpaid interest. The offer expired on May 16, 2011 and $2.7 million of Notes were tendered and repurchased. The offer was made pursuant to the indentures governing the Notes as a result of the closing of the Partnership’s initial public offering, which constituted a “Fertilizer Business Event” under the indentures.

Annual Meeting of Shareholders

We held our annual meeting of shareholders on May 18, 2011. At the annual meeting our shareholders elected nine directors to our board of directors: John J. Lipinski, Barbara M. Baumann, William J. Finnerty, C. Scott Hobbs, George E. Matelich, Steve A. Nordaker, Robert T. Smith, Joseph E. Sparano, and Mark E. Tomkins. Our shareholders also ratified the selection of KPMG LLP as our independent registered public accounting firm for 2011, approved a non-binding, advisory vote on named executive officer compensation, determined on a non-binding, advisory basis that future say-on-pay voting should be held on an annual basis, and approved our performance incentive plan. Coffeyville Acquisition LLC, which is controlled by Kelso & Co., currently has the right to designate one director for nomination to our board of directors. Following this offering, Coffeyville Acquisition LLC will own no shares of our common stock and will not have the right to designate or nominate any directors to our board of directors.

Management of CVR Partners

On May 23, 2011, the Partnership announced that Byron R. Kelley has agreed to serve as the President and Chief Executive Officer of CVR GP, LLC (“CVR GP”), the general partner of the Partnership, effective June 1, 2011. Prior to joining CVR GP, Mr. Kelley served from April 2008 to November 2010 as the Chief Executive Officer and President and a director of the general partner of Regency Energy Partners LP, a master limited partnership controlled by Energy Transfer Equity LP that specializes in the gathering and processing, contract compression, treating and transportation of natural gas and natural gas liquids. Mr. John J. Lipinski will continue as Executive Chairman of the Board of CVR GP and as Chairman, President and Chief Executive Officer of CVR Energy. In addition, on May 23, 2011, Coffeyville Resources, LLC, an indirect wholly-owned subsidiary of CVR Energy, and the sole member of CVR GP, appointed each of Byron R. Kelley, Mark A. Pytosh and Jon R. Whitney to the board of directors of CVR GP, effective June 1, 2011. Concurrent with the appointment of the three new directors to the board of CVR GP, three existing directors of CVR GP, Scott L. Lebovitz, John K. Rowan and Stanley de J. Osborne, resigned from the board of directors of CVR GP, effective June 1, 2011.

For additional information regarding these matters, see the Form 8-K filed by the Partnership on May 23, 2011, which is incorporated by reference into this prospectus supplement.

CVR Energy, Inc. was incorporated in Delaware in September 2006. Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and our telephone number is (281) 207-3200.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the “Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as any other risk factors described under the caption “Risk Factors” in any documents we incorporate by reference into this prospectus supplement, before deciding to invest in any of our securities. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference documents containing forward-looking statements. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of operating as a public company, our capital programs and environmental expenditures. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	volatile margins in the refining industry;

•	exposure to the risks associated with volatile crude prices;

•	the availability of adequate cash and other sources of liquidity for our capital needs;

•	disruption of our ability to obtain an adequate supply of crude oil;

•	interruption of the pipelines supplying feedstock and in the distribution of our products;

•	competition in the petroleum and nitrogen fertilizer businesses;

•	capital expenditures and potential liabilities arising from environmental laws and regulations;

•	an inability to obtain or renew permits;

•	changes in our credit profile;

•	the cyclical and volatile nature of the nitrogen fertilizer business;

•	the nitrogen fertilizer business’ largely fixed costs and the potential decline in the price of natural gas, which is the main resource used by the nitrogen fertilizer business’ competitors;

•	adverse weather conditions, including potential floods and other natural disasters;

•	the supply and price levels of essential raw materials;

•	the volatile nature of ammonia, potential liability for accidents involving ammonia that cause interruption to our business, severe damage to property or injury to the environment and human health and potential increased costs relating to transport of ammonia;

•	the dependence of the nitrogen fertilizer operations on a few third-party suppliers, including providers of transportation services and equipment;

•	the potential loss of the nitrogen fertilizer business’ transportation cost advantage over its competitors;

•	dependence on significant customers;

•	existing and proposed environmental laws and regulations, including those related to climate change, alternative energy or fuel sources, and the end-use and application of fertilizers;

•	refinery and nitrogen fertilizer facility operating hazards and interruptions, including unscheduled maintenance or downtime, and the availability of adequate insurance coverage;

•	the success of our acquisition and expansion strategies;

•	our significant indebtedness;

•	potential shortages of skilled labor or losses of key personnel;

•	risks associated with the operation of the Partnership as a separate, publicly-traded entity;

•	potential tax consequences related to our investment in the Partnership; and

•	potential disruptions in the global or U.S. capital and credit markets.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder identified in this prospectus supplement. The selling stockholder will receive all of the net proceeds from the sale of its shares of our common stock. See “Selling Stockholder.”

SELLING STOCKHOLDER

This prospectus supplement has been filed pursuant to registration rights granted to the selling stockholder in connection with our initial public offering in order to permit the selling stockholder to resell to the public shares of our common stock, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreement between us and the selling stockholder named herein, we will pay all expenses of the registration of its shares of our common stock, including SEC filing fees, except that the selling stockholder will pay all underwriting discounts and selling commissions.

The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of the shares of our common stock held by the selling stockholder as of May 20, 2011.

Based on information provided to us, the selling stockholder did not purchase shares of our common stock outside the ordinary course of business or, at the time of its acquisition of shares of our common stock, did not have any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

In the table below, the percentage of shares beneficially owned is based on 87,790,493 shares of our common stock outstanding as of May 20, 2011 (which includes 1,358,449 restricted shares). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares Beneficially			Shares Beneficially
	Owned		Number of	Owned
Beneficial Owner	Prior to the Offering		Shares	After the Offering
Name and Address	Number	Percent	Offered	Number	Percent

Coffeyville Acquisition LLC (1)	7,988,179	9.1%	7,988,179	—	—
Kelso Investment Associates VII, L.P. (1)	7,988,179	9.1%	7,988,179	—	—
320 Park Avenue, 24th Floor New York, New York 10022
KEP VI, LLC (1)	7,988,179	9.1%	7,988,179	—	—
George E. Matelich (1)	7,988,179	9.1%	7,988,179	—	—

(1)	Coffeyville Acquisition LLC directly owns 7,988,179 shares of common stock. Kelso Investment Associates VII, L.P. (“KIA VII”), a Delaware limited partnership, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 6,240,910 shares of common stock that may be deemed to be offered for sale pursuant to this prospectus supplement, and KEP VI, LLC (“KEP VI” and together with KIA VII, the “Kelso Funds”), a Delaware limited liability company, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 1,545,368 shares of common stock that may be deemed to be offered for sale pursuant to this prospectus supplement. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by Coffeyville Acquisition LLC because the Kelso Funds control Coffeyville Acquisition LLC and have the power to vote or dispose of the common stock of the Company owned by Coffeyville Acquisition LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore (the “Kelso Individuals”) may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by

KIA VII, KEP VI and Coffeyville Acquisition LLC by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of the Kelso Individuals share investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and Coffeyville Acquisition LLC but disclaim beneficial ownership of such interests. Mr. Collins may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KEP VI and Coffeyville Acquisition LLC by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and Coffeyville Acquisition LLC but disclaims beneficial ownership of such interests.

Distributions of the Proceeds of this Offering by
Coffeyville Acquisition LLC

Coffeyville Acquisition LLC, or CA, expects to distribute the proceeds of its sale of common stock in this offering to its members pursuant to its limited liability company agreement. If all of the shares of common stock of our company to be sold by CA were sold at $20.12 per share, which was the price of our common stock on May 20, 2011, each of the entities and individuals named below is expected to receive the following approximate amounts (the distribution amounts set forth below may be adjusted in immaterial amounts following final review and calculation).

Amount
Distributed
Entity / Individual	by CA

The Kelso Funds	$130,636,729
John J. Lipinski (1)	$10,747,104
Stanley A. Riemann	$4,211,374
Edmund S. Gross	$15,572
Kevan A. Vick	$2,185,131
Wyatt E. Jernigan	$2,107,259
Robert W. Haugen	$2,107,259
Christopher G. Swanberg	$12,976
All executive officers, as a group	$21,386,675
All management members, as a group	$26,650,608
Total distributions	$160,722,161

(1)	Includes amounts distributed to trusts established by Mr. Lipinski for the benefit of his family.

Payment to be made by the Company in respect of Phantom Points held by our
Executive Officers and Management Members as a result of this Offering by
Coffeyville Acquisition LLC

If all of the shares of common stock of our company to be sold by CA were sold at $20.12 per share, which was the price of our common stock on May 20, 2011, each of the individuals named below is expected to receive the following approximate amounts from the Company pursuant to one of the Company’s Phantom Unit Plans as a result of this offering (the payment amounts set forth below may be adjusted in immaterial amounts following final review and calculation).

Amount Paid in
Individual	Respect of CA Units

John J. Lipinski	$1,370,226
Stanley A. Riemann	$596,845
Edmund S. Gross	$1,284,161
Kevan A. Vick	$—
Wyatt E. Jernigan	$148,742
Robert W. Haugen	$495,800
Christopher G. Swanberg	$1,216,263
All executive officers, as a group	$5,112,037
All management members, as a group	$9,242,311

UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a general summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code of 1986, as amended, or the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

If an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes owns our common stock, the tax treatment of a partner or beneficial owner of such entity or arrangement may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in such entities or arrangements that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. In particular, this summary only addresses a non-U.S. holder that holds our common stock as a capital asset within the meaning of the Code (generally, investment property) and does not address:

•	special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, dealers and traders in stock, securities or currencies, passive foreign investment companies and controlled foreign corporations;

•	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	any U.S. state and local or non-U.S. or other tax consequences; or

•	the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

This summary is based on provisions of the Code, applicable United States Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in United States federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock as set forth in this summary.

Each non-U.S. holder considering the purchase of our common stock should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, owning and disposing of our common stock.

This summary (other than the discussion under “Additional Withholding Requirements”) assumes that a non-U.S. holder will not be subject to the newly enacted withholding tax discussed below under “Additional Withholding Requirements.”

Dividends

We do not anticipate making cash distributions on our common stock in the foreseeable future. In the event, however, that we make cash distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). To the extent such distributions exceed our earnings and profits, they will be treated first as a return of the stockholder’s basis in their common stock to the extent thereof, and then as gain from the sale of a capital asset. If we make a distribution that is treated as a dividend and is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on disposition of our common stock

A non-U.S. holder generally will not be taxed on any gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the Code); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to the disposition of stock in a “U.S. real property holding corporation” generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market at any time during the calendar year of such disposition. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal estate tax

Our common stock that is owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a United States broker or a foreign broker with certain U.S. connections.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of any broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

Additional withholding requirements

Under legislation enacted in March 2010, the relevant withholding agent may be required to withhold 30% of any dividends on, and the proceeds of a sale of, our common stock paid after December 31, 2012 to (i) a “foreign financial institution” (whether holding stock for its own account or on behalf of its account holders/investors) unless such “foreign financial institution” agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a “non-financial foreign entity” that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

CERTAIN TAX CONSEQUENCES OF OUR INVESTMENT IN THE PARTNERSHIP

During 2011, and in each taxable year thereafter, current law requires the Partnership to derive at least 90% of its annual gross income from specific activities to continue to be treated as a partnership, rather than as a corporation, for U.S. federal income tax purposes. The Partnership may not find it possible to meet this qualifying income requirement, or may inadvertently fail to meet this qualifying income requirement. If the Partnership were treated as a corporation for U.S. federal income tax purposes, (i) it would pay U.S. federal income tax on all of its taxable income at the corporate tax rate, which is currently a maximum of 35%, (ii) it would likely pay additional state and local income tax at varying rates, and (iii) distributions to the Partnership’s unitholders, including to us, would generally be taxed as corporate distributions.

The present U.S. federal income tax treatment of publicly traded partnerships, including the Partnership, may be modified by administrative, legislative or judicial interpretation at any time. Current law may change to cause the Partnership to be treated as a corporation for U.S. federal income tax purposes or otherwise subject the Partnership to entity-level taxation. For example, members of Congress have recently considered substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible for the Partnership to be treated as a partnership for U.S. federal income tax purposes. At the state level, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. We are unable to predict whether any of these changes or other proposals will ultimately be enacted.

If the Partnership were treated as a corporation, rather than as a partnership, for U.S. federal, state or local income tax purposes or were otherwise subject to entity-level taxation, the Partnership’s cash available for distribution to unitholders, including us, and the value of the Partnership’s common units, including the Partnership’s common units held by us, could be substantially reduced.

UNDERWRITING

The selling stockholder is offering the shares of common stock described in this prospectus supplement. We and the selling stockholder have entered into an underwriting agreement with Goldman, Sachs & Co. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter all of the shares offered hereby.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken. The underwriting agreement provides that the obligations of the underwriter to take and pay for the shares is subject to a number of conditions, including, among others, the accuracy of the Company’s and the selling stockholder’s representations and warranties in the underwriting agreement, receipt of specified letters from counsel and the Company’s independent registered public accounting firm, and receipt of specified officers’ certificates.

We have been advised that the underwriter proposes to offer the shares to the public from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

The underwriter may receive from purchasers of the shares of common stock normal brokerage commissions in amounts agreed with such purchasers. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $275,000 and will be paid by the Company.

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 60 days after the date of this prospectus supplement.

All of our directors and executive officers and the selling stockholder and its affiliates have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 60 days after the date of this prospectus supplement, has agreed that such person or entity will not, without the prior written consent of the underwriter, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions, including sales made in this offering and, with respect to certain directors and executive officers, transfers made to us for purchase and/or withholding of common stock in connection with the settlement of for purchase and/or withholding of common stock in connection with the settlement of previously-awarded restricted stock, restricted stock units or options pursuant to our equity incentive plans and award agreements in an amount equal to all applicable withholding taxes due in respect to such awards. In addition, certain executive officers may enter into stock sale plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and make sales of common stock in accordance with the terms of such plans.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “CVI.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriter will need to close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities, as well as other purchases by the underwriter for its own account, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for our company, for which they received or will receive customary fees and expenses. Furthermore, the underwriter and its affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

Goldman Sachs Credit Partners L.P. is a joint lead arranger, joint bookrunner and lender under our credit facility. In April 2010, Goldman, Sachs & Co. was an initial purchaser for the private sale by Coffeyville Resources, LLC and Coffeyville Finance Inc., wholly-owned subsidiaries of the Company, of $275 million aggregate principal amount of first lien senior secured notes due 2015 and $225 million aggregate principal amount of second lien senior secured notes due 2017. In addition, Goldman, Sachs & Co. was (1) a representative of the underwriters for the secondary offering of the Company’s common stock by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC in November 2010, (2) a representative of the underwriters for the secondary offering of the Company’s common stock by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC in February 2011 and (3) a lead manager and underwriter in the Partnership’s initial public offering in April 2011.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the selling stockholder to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the selling stockholders; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement (and the accompanying prospectus) being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for our company by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Debevoise & Plimpton LLP, New York, New York is acting as counsel to the underwriter. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to Kelso & Company, L.P., including relating to Coffeyville Acquisition LLC.

EXPERTS

The consolidated financial statements of CVR Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-33492) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 7, 2011;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed on May 10, 2011;

•	our Current Reports on Form 8-K filed on January 6, 2011, January 14, 2011, the Item 8.01 Form 8-K filed on February 1, 2011, February 28, 2011, March 1, 2011, April 5, 2011, April 13, 2011, the Item 2.01, 8.01 and 9.01 Form 8-K filed on April 14, 2011, the Item 1.01 and 9.01 Form 8-K/A filed on May 23, 2011, the Item 9.01 Form 8-K/A filed on May 23, 2011 and the Item 5.07 Form 8-K filed on May 23, 2011; and

•	the Current Report on Form 8-K filed on May 23, 2011 by CVR Partners, LP.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Investor Relations
Telephone: (281) 207-3464

You should rely only on the information contained or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: CVI), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.cvrenergy.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

CVR ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of CVR Energy, Inc. have been derived from the unaudited historical financial statements of CVR Energy, Inc. for the three months ended and as of March 31, 2011, which are included in CVR Energy, Inc.’s Form 10-Q for the three months ended March 31, 2011.

The pro forma consolidated balance sheet as of March 31, 2011 and the pro forma consolidated statement of operations for the three months ended March 31, 2011 have been adjusted to give effect to the following transactions:

•	The interests of Coffeyville Resources, LLC (“CRLLC”) and CVR Special GP, LLC (“Special GP”) in CVR Partners, LP (“CVR Partners”) were converted into 50,920 and 50,869,080 common units, respectively, and Special GP, a wholly-owned subsidiary of CRLLC, was merged with and into CRLLC, with CRLLC continuing as the surviving entity;

•	CVR Partners offered and sold 22,080,000 common units to the public at a public offering price of $16.00 per unit and paid related commissions and expenses;

•	CVR Partners’ general partner sold its incentive distribution rights, or lDRs, to CVR Partners for $26.0 million in cash (representing fair market value), and CVR Partners extinguished such IDRs;

•	CVR GP, LLC, the general partner of CVR Partners (“CVR GP”) and CRLLC, entered into a second amended and restated agreement of limited partnership;

•	CVR Partners entered into a new credit facility, which included a $125.0 million term loan and a $25.0 million revolving credit facility both due in April 2016, drew the $125.0 million term loan in full, and paid associated financing costs; and

•	Coffeyville Acquisition III LLC, the then-owner of CVR GP, sold CVR GP and its non-economic general partner interest to CRLLC for nominal consideration.

The pro forma adjustments have been prepared as if the transactions described above had taken place on March 31, 2011, in the case of the pro forma balance sheet, or as of January 1, 2011, in the case of the pro forma statement of operations.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements do not reflect the repurchase of $2.7 million of CRLLC and Coffeyville Finance’s outstanding notes that were tendered pursuant to the offer to purchase dated April 14, 2011. See “Tender Offer” included elsewhere in this prospectus for a discussion of the tender offer. The unaudited pro forma consolidated financial statements should be read in conjunction with the unaudited financial statements of CVR Energy, Inc., the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations“ included in CVR Energy, Inc.’s Form 10-Q for the three months ended March 31, 2011.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and the assumptions included therein are described in the accompanying notes.

CVR ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2011

	Actual as of	Pro Forma		Pro Forma as of
	March 31, 2011	Adjustments		March 31, 2011
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$165,896	$353,280	(a)	$586,923
		(26,441	) (b)
		125,000	(c)
		(4,812	) (d)
		(26,000	) (e)
Accounts receivable, net of allowance for doubtful accounts of $845	113,988	—		113,988
Inventories	395,076	—		395,076
Prepaid expenses and other current assets	51,061	(3,673	) (b)	47,388
Deferred income taxes	39,825	(2,250	) (f)	37,575

Total current assets	765,846	415,104		1,180,950
Property, plant, and equipment, net of accumulated depreciation	1,063,831	—		1,063,831
Intangible assets, net	336	—		336
Goodwill	40,969	—		40,969
Deferred financing costs, net	12,949	4,812	(d)	17,761
Insurance receivable	3,570	—		3,570
Other long-term assets	4,461	—		4,461

Total assets	$1,891,962	$419,916		$2,311,878

LIABILITIES AND EQUITY
Current liabilities:
Note payable and capital lease obligations	$1,495	$—		$1,495
Accounts payable	226,073	(1,384	) (b)	224,689
Personnel accruals	19,451	—		19,451
Accrued taxes other than income taxes	24,919	—		24,919
Income taxes payable	23,141	38,655	(f)	61,796
Deferred revenue	26,726	—		26,726
Other current liabilities	41,840	—		41,840

Total current liabilities	363,645	37,271		400,916
Long-term liabilities:
Long-term debt, net of current portion	469,075	125,000	(c)	594,075
Accrued environmental liabilities, net of current portion	2,344	—		2,344
Deferred income taxes	299,177	(40,905	) (f)	326,367
		68,095	(g)
Other long-term liabilities	3,898	—		3,898

Total long-term liabilities	774,494	152,190		926,684
Commitments and contingencies
Equity:
CVR stockholders’ equity:
Common stock $0.01 par value per share, 350,000,000 shares authorized, 86,435,672 shares issued	864	—		864
Additional paid-in-capital	475,732	215,740	(a)	579,247
		(28,730	) (b)
		(15,400	) (e)
		(68,095	) (g)
Retained earnings	266,867	—		266,867
Treasury stock, 21,891, at cost	(243)	—		(243)
Accumulated other comprehensive income, net of tax	3	—		3

Total CVR stockholders’ equity	743,223	103,515		846,738

Noncontrolling interest	10,600	137,540	(a)	137,540
		(10,600	) (e)

Total equity	753,823	230,455		984,278

Total liabilities and equity	$1,891,962	$419,916		$2,311,878

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

AS OF MARCH 31, 2011

	Actual as of	Pro Forma		Pro Forma as of
	March 31, 2011	Adjustments		March 31, 2011
	(in thousands)

Net sales	$1,167,265	$—		$1,167,265
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	936,822	—		936,822
Direct operating expenses (exclusive of depreciation and amortization)	68,326	—		68,326
Insurance recovery — business interruption	(2,870)	—		(2,870)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	33,262	—		33,262
Net costs associated with flood	108	—		108
Depreciation and amortization	22,011	—		22,011

Total operating costs and expenses	1,057,659	—		1,057,659

Operating Income	109,606	—		109,606
Other income (expense):
Interest expense and other financing costs	(13,190)	(1,250	) (a)	(14,712)
		(241	) (b)
		(31	) (c)
Interest income	274	163	(d)	437
Gain (loss) on derivatives, net	(22,106)	—		(22,106)
Loss on extinguishment of debt	(1,908)	—		(1,908)
Other income	231	—		231

Total other income (expense)	(36,699)	(1,359)		(38,058)

Income (loss) before income taxes and noncontrolling interest	72,907	(1,359)		71,548
Income tax expense	27,119	(3,637	) (e)	23,482

Net income	45,788	2,278		48,066
Less: Net income attributable to noncontrolling interest	—	4,651	(f)	4,651

Net income attributable to CVR Energy, Inc.	$45,788	$(2,373)		$43,415

Basic earnings per share	$0.53			$0.50
Diluted earnings per share	$0.52			$0.49
Weighted-average common shares outstanding:
Basic	86,413,781			86,413,781
Diluted	87,783,857			87,783,857

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

(1)	Pro Forma Balance Sheet Adjustments and Assumptions

(a) Reflects (1) the issuance by CVR Partners, LP (CVR Partners) of 19,200,000 common units to the public at an initial public offering price of $16.00 per common unit resulting in aggregate gross proceeds of $307.2 million and (2) the exercise by the underwriters of their option to sell 2,880,000 common units at $16.00 per common unit to cover over-allotments resulting in aggregate gross proceeds of $46.1 million, for a total of $353.3 million. Associated with this transaction is the entry to record the noncontrolling interest at approximately 30.2% of the total partners’ capital carrying value at CVR Partners, with the excess recorded to additional paid-in-capital for CVR Energy.

(b) Reflects the payment of underwriting commissions of $24.7 million and other estimated offering expenses of $4.0 million for a total of $28.7 million which will be allocated to the newly issued public common units of CVR Partners and recorded in additional paid-in-capital for CVR Energy. Of the $4.0 million in estimated offering costs, $2.3 million had been prepaid and $1.4 million had been accrued.

(c) Reflects term debt incurred by CVR Partners of $125.0 million.

(d) Reflects the estimated deferred financing costs of $3.0 million paid to the lenders and approximately $1.8 million paid for third party costs associated with the new credit facility of CVR Partners.

(e) Reflects the purchase of the incentive distribution rights of the managing general partner interest of CVR Partners for $26.0 million which represents the fair market value.

(f) Reflects an increase to income taxes payable primarily due to the estimated taxable gain on distributions from CVR Partners to CRLLC in excess of CRLLC’s allocable tax basis in CVR Partners. The change in deferred tax assets and deferred tax liabilities is due to the reclassification of the net book versus tax basis difference associated with the investment in CVR Partners to a noncurrent deferred tax liability in conjunction with the initial public offering of CVR Partners. Deferreds historically were recorded based upon each separate component of the book versus tax basis difference of CVR Partners’ assets and liabilities.

(g) Reflects the deferred tax liability recorded associated with the difference between the book carrying value of CVR Energy’s investment in CVR Partners and the tax basis resulting from gains recorded in additional paid-in-capital.

(2)	Pro Forma Statement of Operations Adjustments and Assumptions

(a) Reflects the inclusion of interest expense relating to the new credit facility of CVR Partners at an assumed rate of 4.0% with no balance outstanding under the revolver.

(b) Reflects the amortization of related debt issuance costs of the new credit facility of CVR Partners over a five year term.

(c) Reflects the commitment fee of 0.50% on the estimated unused portion of the $25.0 million revolving credit facility of CVR Partners.

(d) Reflects the inclusion of interest income earned on the average cash balance of CVR Partners.

CVR ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Reflects adjustments attributable to the noncontrolling interest and the reduction in pre-tax income.

(f) Reflects the removal of net income attributable to the noncontrolling interest.

(3)	Pro Forma Net Income per Common Share

Pro forma net income per common share is determined by dividing the pro forma net income that has been adjusted for adjustments of interest expense, interest income, income tax expense and income attributable to the noncontrolling interest by the weighted average common shares outstanding to determine both the basic and diluted net income per common share. The pro forma adjustments do not impact the weighted average shares outstanding.

(4)	Incremental Post-IPO Costs

CVR Partners anticipates incurring incremental general and administrative expenses subsequent to the initial public offering, as a result of being a publicly traded limited partnership, such as costs associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities and registrar and transfer agent fees. It is estimated that these incremental general and administrative expenses will be approximately $3.5 million per year. The unaudited pro forma consolidated financial statements do not reflect the $3.5 million in incremental expenses.

CVR Energy, Inc.

55,738,127 Shares of
Common Stock

The selling stockholders named in this prospectus may offer for resale under this prospectus, from time to time, up to 55,738,127 shares of our common stock.

The common stock may be offered or sold by a selling stockholder at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the selling stockholders’ common stock. The selling stockholders will pay all commissions and discounts, if any, attributable to the sale or disposition of their shares of our common stock, or interests therein.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “CVI.” As of June 21, 2010, the closing price of our common stock was $8.13.

This prospectus describes the general manner in which common stock may be offered and sold by the selling stockholders. We will provide supplements to this prospectus describing the specific manner in which the selling stockholders’ common stock may be offered and sold to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

The selling stockholders may sell common stock to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any common stock and the specific manner in which it may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on March 12, 2010 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the Securities and Exchange Commission on May 5, 2010 (which documents are incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, the selling stockholders named on page 7 may, from time to time, sell up to a total of 55,738,127 shares of our common stock described in this prospectus in one or more offerings.

In this prospectus, all references to the “Company,” “CVR Energy,” “we,” “us” and “our” refer to CVR Energy, Inc., a Delaware corporation, and its consolidated subsidiaries, and all references to the “nitrogen fertilizer business” and “the Partnership” refer to CVR Partners, LP, a Delaware limited partnership that owns and operates our nitrogen fertilizer facility, unless the context otherwise requires or where otherwise indicated. The Company currently owns all of the interests in the Partnership other than the managing general partner interest and associated incentive distribution rights.

When one or more selling stockholders sells common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

We are an independent refiner and marketer of high value transportation fuels and, through a limited partnership, a producer of nitrogen fertilizers in the form of ammonia and urea ammonia nitrate, or UAN. We are one of only eight petroleum refiners and marketers located within the mid-continent region (Kansas, Oklahoma, Missouri, Nebraska and Iowa) and the nitrogen fertilizer business is the only marketer of ammonia and UAN fertilizers in North America that produces ammonia using a petroleum coke, or pet coke, gasification process.

Our petroleum business includes a 115,000 barrel per day, or bpd, complex full coking medium-sour crude oil refinery in Coffeyville, Kansas. In addition, we own and operate supporting businesses that include (1) a crude oil gathering system serving Kansas, Oklahoma, western Missouri, eastern Colorado and southwestern Nebraska, (2) a 145,000 bpd pipeline system that transports crude oil to our refinery with 1.2 million barrels of associated company-owned storage tanks and an additional 2.7 million barrels of leased storage capacity located at Cushing, Oklahoma, (3) a rack marketing division supplying product through tanker trucks directly to customers located in close geographic proximity to Coffeyville and Phillipsburg and to customers at throughput terminals on refined products distribution systems run by Magellan Midstream Partners L.P., or Magellan, and NuStar Energy, LP, or NuStar and (4) storage and terminal facilities for refined fuels and asphalt in Phillipsburg, Kansas.

Our refinery is situated approximately 100 miles from Cushing, Oklahoma, one of the largest crude oil trading and storage hubs in the United States, which provides us with access to virtually any crude oil variety in the world capable of being transported by pipeline. We sell our products through rack sales (sales which are made at terminals into third party tanker trucks) and bulk sales (sales through third party pipelines) into the mid-continent markets via Magellan and into Colorado and other destinations utilizing the product pipeline networks owned by Magellan, Enterprise Products Operating, L.P. and NuStar.

The nitrogen fertilizer business consists of a nitrogen fertilizer plant in Coffeyville, Kansas that includes two pet coke gasifiers. The nitrogen fertilizer business is the only operation in North America that utilizes a pet coke gasification process to produce ammonia. By using pet coke (a coal-like substance that is produced during the refining process) instead of natural gas as a primary raw material, at current natural gas and pet coke prices, we believe the nitrogen fertilizer plant business is one of the lowest cost producers and marketers of ammonia and UAN fertilizers in North America. The nitrogen fertilizer manufacturing facility is comprised of (1) a 1,225 ton-per-day ammonia unit, (2) a 2,025 ton-per-day UAN unit and (3) a dual train gasifier complex, each having a capacity of 84 million standard cubic feet per day. A majority of the ammonia produced by the nitrogen fertilizer plant is further upgraded to UAN fertilizer (a solution of urea and ammonium nitrate in water used as a fertilizer). On average during the last five years, over 74% of the pet coke utilized by the fertilizer plant was produced and supplied to the fertilizer plant as a byproduct of our refinery.

CVR Energy, Inc. was incorporated in Delaware in September 2006. Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and our telephone number is (281) 207-3200. Our website address is www.cvrenergy.com. Information contained in or linked to or from our website is not a part of this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 12, 2010 and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 5, 2010 (which documents are incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our common stock. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of operating as a public company, our capital programs and environmental expenditures. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	volatile margins in the refining industry;

•	exposure to the risks associated with volatile crude prices;

•	the availability of adequate cash and other sources of liquidity for our capital needs;

•	disruption of our ability to obtain an adequate supply of crude oil;

•	interruption of the pipelines supplying feedstock and in the distribution of our products;

•	competition in the petroleum and nitrogen fertilizer businesses;

•	capital expenditures required by environmental laws and regulations;

•	changes in our credit profile;

•	the potential decline in the price of natural gas, which historically has correlated with the market price for nitrogen fertilizer products;

•	the cyclical nature of the nitrogen fertilizer business;

•	adverse weather conditions, including potential floods and other natural disasters;

•	the supply and price levels of essential raw materials;

•	the volatile nature of ammonia, potential liability for accidents involving ammonia that cause severe damage to property and/or injury to the environment and human health, and potential increased costs relating to the transport of ammonia;

•	the dependence of the nitrogen fertilizer business on a few third-party suppliers, including providers of transportation services and equipment;

•	the potential loss of the nitrogen fertilizer business’ transportation cost advantage over its competitors;

•	existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and the end-use and application of fertilizers;

•	a decrease in ethanol production;

•	refinery operating hazards and interruptions, including unscheduled maintenance or downtime, and the availability of adequate insurance coverage;

•	our commodity derivative activities;

•	our dependence on significant customers;

•	our potential inability to successfully implement our business strategies;

•	the success of our acquisition and expansion strategies;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	our significant indebtedness;

•	our potential inability to generate sufficient cash to service all of our indebtedness;

•	the limitations contained in our debt agreements that limit our flexibility in operating our business;

•	the unprecedented instability and volatility in the capital and credit markets;

•	the potential loss of key personnel;

•	labor disputes and adverse employee relations;

•	the operation of our company as a “controlled company” under New York Stock Exchange rules;

•	new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities;

•	successfully defending against third-party claims of intellectual property infringement;

•	our ability to continue to license the technology used in our operations;

•	the Partnership’s ability to make distributions equal to the minimum quarterly distribution or any distributions at all;

•	the possibility that Partnership distributions to us will decrease if the Partnership issues additional equity interests and that our rights to receive distributions will be subordinated to the rights of third party investors;

•	the possibility that we will be required to deconsolidate the Partnership from our financial statements in the future;

•	the Partnership’s preferential right to pursue certain business opportunities before we pursue them;

•	whether we will be able to amend our first priority credit facility on acceptable terms if the Partnership seeks to consummate a public or private offering;

•	reduction of our voting power in the Partnership if the Partnership completes a public offering or private placement;

•	the possibility that we could be required to purchase the managing general partner interest in the Partnership, and whether we will have the requisite funds to do so;

•	the possibility that we will be required to sell a portion of our interests in the Partnership in the Partnership’s initial offering at an undesirable time or price;

•	the ability of the Partnership to manage the nitrogen fertilizer business in a manner adverse to our interests;

•	the conflicts of interest faced by our senior management, which operates both the Company and the Partnership, and the Company’s controlling stockholders, who control the Company and the managing general partner of the Partnership;

•	limitations on the fiduciary duties owed by the managing general partner of the Partnership, which are included in the partnership agreement;

•	whether we are ever deemed to be an investment company under the Investment Company Act of 1940, as amended, or will need to take actions to sell interests in the Partnership or buy assets to refrain from being deemed an investment company; and

•	transfer of control of the managing general partner of the Partnership to a third party that may have no economic interest in us.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The Registration Statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholders in connection with our initial public offering in order to permit the selling stockholders to resell to the public shares of our common stock, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreements between us and the selling stockholders named herein, we will pay all expenses of the registration of their shares of our common stock, including SEC filings fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of the shares of our common stock held by the selling stockholders as of June 21, 2010. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholders will sell all of their shares of our common stock covered by this prospectus. When we refer to the selling stockholders in this prospectus, we mean the individuals and entities listed in the table below, as well as their pledgees, donees, assignees, transferees, and successors in interest.

Based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased shares of our common stock outside the ordinary course of business or, at the time of their acquisition of shares of our common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

In the table below, the percentage of shares beneficially owned is based on 86,508,363 shares of our common stock outstanding as of the date of this prospectus (which includes 165,261 restricted shares). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares Beneficially			Shares Beneficially
	Owned		Number of	Owned
Beneficial Owner	Prior to the Offering		Shares	After the Offering
Name and Address	Number	Percent	Offered	Number	Percent

Coffeyville Acquisition LLC (1)	31,433,360	36.3%	31,433,360	0	*
Kelso Investment Associates VII, L.P. (1)	31,433,360	36.3%	31,433,360	0	*
KEP VI, LLC (1)	31,433,360	36.3%	31,433,360	0	*
320 Park Avenue, 24th Floor New York, New York 10022
Coffeyville Acquisition II LLC (2)	24,057,096	27.8%	24,057,096	0	*

	Shares Beneficially			Shares Beneficially
	Owned		Number of	Owned
Beneficial Owner	Prior to the Offering		Shares	After the Offering
Name and Address	Number	Percent	Offered	Number	Percent

The Goldman Sachs Group, Inc. (2)	24,057,296	27.8%	24,057,296	0	*
200 West Street New York, New York 10282-2198
John J. Lipinski (3)	247,471	*	247,471	0	*
Scott L. Lebovitz (2)	24,057,296	27.8%	24,057,296	0	*
George E. Matelich (1)	31,433,360	36.3%	31,433,360	0	*
Stanley de J. Osborne (1)	31,433,360	36.3%	31,433,360	0	*

*	Less than 1%.

(1)	Coffeyville Acquisition LLC directly owns 31,433,360 shares of common stock. Kelso Investment Associates VII, L.P. (“KIA VII”), a Delaware limited partnership, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 24,557,883 shares of common stock and KEP VI, LLC (“KEP VI” and together with KIA VII, the “Kelso Funds”), a Delaware limited liability company, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 6,081,000 shares of common stock. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by Coffeyville Acquisition LLC because the Kelso Funds control Coffeyville Acquisition LLC and have the power to vote or dispose of the common stock of the Company owned by Coffeyville Acquisition LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore (the “Kelso Individuals”) may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KIA VII, KEP VI and Coffeyville Acquisition LLC by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of the Kelso Individuals share investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and Coffeyville Acquisition LLC but disclaim beneficial ownership of such interests. Mr. Collins may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KEP VI and Coffeyville Acquisition LLC by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and Coffeyville Acquisition LLC but disclaims beneficial ownership of such interests.

(2)	Coffeyville Acquisition II LLC directly owns 24,057,296 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P. (collectively, the “Goldman Sachs Funds”) are members of Coffeyville Acquisition II LLC and own common units of Coffeyville Acquisition II LLC. The Goldman Sachs Funds’ common units in Coffeyville Acquisition II LLC correspond to 23,821,799 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by Coffeyville Acquisition II LLC through the Goldman Sachs Funds because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control Coffeyville Acquisition II LLC and have the power to vote or dispose of the common stock of the Company owned by Coffeyville Acquisition II LLC. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Coffeyville Acquisition II LLC is an “affiliate” of a broker-dealer and certifies that it bought the shares of common stock offered hereby in the ordinary course of business and with investment intent and that at the time of the purchase of the shares, it had no agreements or understandings, and currently it has no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock offered hereby. Shares that may be deemed to be beneficially owned by the Goldman Sachs Funds consist of: (1) 12,543,608 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C., (2) 6,479,505 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C., (3) 4,301,376 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GSCP V Advisors, L.L.C., and (4) 497,310 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its general partner, Goldman, Sachs Management GP GmbH. In addition, Goldman, Sachs & Co. directly owns 200 shares of common stock. The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly the

200 shares of common stock owned by Goldman, Sachs & Co. In addition, the Goldman Sachs Funds may be deemed to beneficially own the 24,057,096 shares of common stock owned by Coffeyville Acquisition II LLC, and The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by Coffeyville Acquisition II LLC through the Goldman Sachs Funds. Scott L. Lebovitz is a managing director of Goldman, Sachs & Co. Mr. Lebovitz, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(3)	Mr. Lipinski owns 247,471 shares of common stock directly. In addition, Mr. Lipinski owns 139,714 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Lipinski does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares.

GENERAL DESCRIPTION OF THE COMMON STOCK THAT
THE SELLING STOCKHOLDERS MAY SELL

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of the date of this prospectus, there are 86,343,102 outstanding shares of common stock and no outstanding shares of preferred stock. The selling stockholders named in this prospectus may offer for resale, from time to time, up to 55,738,127 shares of our common stock.

The following description of our common stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our capital stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock will be represented by certificates, unless our board of directors adopts a resolution providing that some or all of our common stock shall be uncertificated. Any such resolution will not apply to any shares of common stock that are already certificated until such shares are surrendered to us.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our board of directors has approved a form of indemnification agreement for our directors and officers, and expects that each of its current and future directors and officers will enter into substantially similar indemnification agreements. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that the Goldman Sachs Funds and the Kelso Funds have no obligation to offer us an opportunity to participate in business opportunities presented to the Goldman Sachs Funds or the Kelso Funds or their respective affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Goldman Sachs Funds or the Kelso Funds nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

In addition, the Partnership’s partnership agreement provides that the owners of the managing general partner of the Partnership, which include the Goldman Sachs Funds and the Kelso Funds, are permitted to engage in separate businesses which directly compete with the Partnership and are not required to share or communicate or offer any potential corporate opportunities to the Partnership even if the opportunity is one that the Partnership might reasonably have pursued. The agreement provides that the owners of the managing general partner will not be liable to the Partnership or any partner for breach of any fiduciary or other duty by reason of the fact that such person pursued or acquired for itself any corporate opportunity.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation provides that we are not subject to Section 203 of the Delaware General Corporation Law which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any director or the entire board of directors may be removed with or without cause by the affirmative vote of the majority of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

Voting

The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case such provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action can be taken by written consent of the stockholders only if the

Goldman Sachs Funds and the Kelso Funds collectively beneficially own more than 35.0% of the outstanding shares of our common stock.

Ability to Call Special Meetings

Our amended and restated bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Special meetings may also be called by the holders of not less than 25% of the outstanding shares of our common stock if the Goldman Sachs Funds and the Kelso Funds collectively beneficially own 50% or more of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting or to require our board to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may be amended by the affirmative vote of a majority of the board of directors and by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that our bylaws may be amended, repealed or new bylaws may be adopted by the affirmative vote of a majority of the board of directors or by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

Advance Notice Provisions for Stockholders

In order to nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be received by the Secretary of the Company at the principal executive offices of the Company not less than 120 calendar days before the date that our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our amended and restated bylaws. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary of the Company no later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CVI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

General

The selling stockholders may sell the shares of our common stock covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this Registration Statement.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of common stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell shares of our common stock directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholders.

We are not aware of any plans, arrangements or understandings between any of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholders. We cannot assure you that the selling stockholders will sell any or all of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder which is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder which is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the common stock offered by this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of CVR Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-33492) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 5, 2010; and

•	our Current Reports on Form 8-K filed on January 7, 2010, March 18, 2010, April 12, 2010 and May 21, 2010.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Investor Relations
Telephone: (281) 207-3464

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: CVI), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.cvrenergy.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and any additional prospectus supplements or free writing prospectuses, if necessary, relating to this offering. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information in this prospectus supplement or any documents we incorporate by reference into this prospectus supplement is accurate as of any date other than the date on the front cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

CVR Energy, Inc.

7,988,179 Shares

Common Stock

Goldman, Sachs & Co.

Prospectus Supplement

May   , 2011